EXHIBIT 99.1

Integer Holdings Corporation Reports Third Quarter 2019 Results

~ Strong net income growth: +$39 million GAAP(a), +14% adjusted ~
~ 2019 profit guidance increased, sales outlook unchanged ~

PLANO, Texas, Oct. 31, 2019 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three and nine months ended September 27, 2019.

Third Quarter 2019 Highlights (compared to Third Quarter 2018)

  Sales from continuing operations were $304 million, approximately flat to prior year.
  GAAP income from continuing operations increased $39 million to $31 million(a).  Non-GAAP adjusted income from continuing operations increased $5 million to $40 million, an increase of 14%.
  Adjusted EBITDA from continuing operations increased $3 million to $69 million, an increase of 4%.
  GAAP diluted EPS from continuing operations increased $1.18 per share to $0.92 per share(a).  Non-GAAP adjusted diluted EPS from continuing operations increased $0.14 per share to $1.20 per share, an increase of 13%.
  Paid down $36 million of debt, reducing total outstanding debt to $828 million, achieving a leverage ratio of 3.0 times adjusted EBITDA.

Revised 2019 Full Year Financial Guidance

  Sales guidance unchanged at low-end of $1,265 million to $1,280 million, inclusive of fiscal year-end change.
  Increased GAAP diluted EPS guidance to a range of $3.22 to $3.32.  Increased non-GAAP adjusted diluted EPS guidance to a range of $4.55 to $4.65.
  Increased adjusted EBITDA guidance to a range of $282 million to $286 million.

“Integer delivered strong adjusted income growth in the third quarter, on flat sales, as our manufacturing excellence strategic imperative continues to deliver results,” said Joseph Dziedzic, Integer’s president and chief executive officer. “We expect a strong fourth quarter and have increased our full year profit outlook.  Strong cash flow generation continued, which enabled debt leverage reduction to 3.0 times adjusted EBITDA.  We continue to execute our strategy, including completing, in October, a bolt-on acquisition to add complex braiding capabilities for high-growth C&V markets.”

(a)  Percent change is not considered meaningful due to a GAAP loss from continuing operations in 3Q18 versus a profit in 3Q19.

Discussion of Product Line Third Quarter 2019 Sales (compared to Third Quarter 2018)

  Cardio & Vascular sales decreased 1% as the growth in peripheral vascular and structural heart was offset by an end of life electrophysiology program, which experienced the largest quarter decline to date.
  Cardiac & Neuromodulation sales decreased 3% due to neuromodulation customer demand shift to the fourth quarter and flat cardiac rhythm management sales.  Full year neuromodulation device commitments remain in place, per supply agreements.
  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our AS&O product line, Viant, under long-term supply agreements entered into as part of the divestiture. Sales increased 5% driven by an increase in the advanced surgical base products and new product launches in portable medical.
  Electrochem sales increased 14% driven by energy market demand and favorable military order timing.

2019 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
Continuing Operations:	As Reported	Growth	Adjusted	Growth
Sales	$1,265 to $1,280	4% to 5%	$1,265 to $1,280	4% to 6%
Income	$106 to $110	125% to 134%	$150 to $154	21% to 23%
EBITDA	N/A	N/A	$282 to $286	9% to 10%
Earnings per Diluted Share	$3.22 to $3.32	123% to 130%	$4.55 to $4.65	20% to 22%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Sales, Adjusted Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share (“EPS”), all from continuing operations, included in our “2019 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted Income and diluted EPS, both from continuing operations, for 2019 are expected to consist of GAAP income from continuing operations and diluted EPS from continuing operations, excluding items such as intangible amortization, certain legal expenses, reorganization and realignment costs, asset dispositions, severance, gains and losses on equity investments and loss on extinguishment of debt totaling approximately $56 million, pre-tax. The after-tax impact of these items is estimated to be approximately $44 million, or approximately $1.33 per diluted share.

Adjusted EBITDA from continuing operations is expected to consist of Adjusted income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes, which are expected to be approximately $132 million.

Summary of Financial and Product Line Results from Continuing Operations

(dollars in thousands, except per share data)	Three Months Ended
GAAP	September 27, 2019	September 28, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$148,581	$150,230	(1.1)%	(0.7)%
Cardiac & Neuromodulation	106,533	109,620	(2.8)%	(2.8)%
Advanced Surgical, Orthopedics & Portable Medical	34,310	32,789	4.6%	4.7%
Total Medical Sales	289,424	292,639	(1.1)%	(0.9)%
Non-Medical Sales	14,163	12,449	13.8%	13.8%
Total Sales	$303,587	$305,088	(0.5)%	(0.3)%

Income (loss) from continuing operations	$30,586	$(8,303)	NM
Diluted EPS from continuing operations	$0.92	$(0.26)	NM

	Nine Months Ended
GAAP	September 27, 2019	September 28, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$451,552	$435,859	3.6%	4.1%
Cardiac & Neuromodulation	337,932	334,471	1.0%	1.0%
Advanced Surgical, Orthopedics & Portable Medical	98,544	101,481	(2.9)%	(0.9)%
Total Medical Sales	888,028	871,811	1.9%	2.3%
Non-Medical Sales	44,429	40,167	10.6%	10.6%
Total Sales	$932,457	$911,978	2.2%	2.7%

Income from continuing operations	$80,174	$27,837	188.0%
Diluted EPS from continuing operations	$2.43	$0.86	182.6%

(a) Organic Growth for sales is a Non-GAAP financial measure, which excludes foreign currency exchange impact reported in other (income) loss, net and is primarily non-cash and includes the impact of the long-term supply agreements (“LSAs”) entered into between the Company and Viant as of the closing of the divestiture of the AS&O product line. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers. Refer to Table C at the end of this release for a reconciliation of these amounts.

NM Calculated amount not meaningful.

	Three Months Ended
Non-GAAP(a)	September 27, 2019	September 28, 2018	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$69,444	$66,606	4.3%	1.2%
Adjusted income from continuing operations	$39,575	$34,850	13.6%	8.5%
Adjusted diluted EPS from continuing operations	$1.20	$1.06	13.2%	8.2%

	Nine Months Ended
Non-GAAP(a)	September 27, 2019	September 28, 2018	YTD Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$210,497	$191,907	9.7%	9.0%
Adjusted income from continuing operations	$113,047	$90,013	25.6%	24.2%
Adjusted diluted EPS from continuing operations	$3.42	$2.75	24.4%	22.7%

(a) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b) Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP financial measures, which exclude the foreign currency exchange impact reported in other (income) loss, net and is primarily non-cash.  Refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, October 31, 2019, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 236-5762 (U.S.) or (647) 689-4190 (outside U.S.) and the conference ID is 2991322. The call will be archived on the Company’s website.  An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch™ Medical, Lake Region Medical™ and Electrochem™. Additional information is available at www.integer.net.

Contact Information

Tony Borowicz
SVP, Strategy, Corporate Development & Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted diluted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted diluted EPS from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on equity  investments, (ix) extinguishment of debt charges, (x) the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line, (xi) the income tax (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted diluted EPS from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  EBITDA from continuing operations is calculated by adding back interest expense, GAAP provision (benefit) for income taxes, depreciation and amortization expense, to income from continuing operations, which is the most directly comparable GAAP measure.  Adjusted EBITDA from continuing operations consists of EBITDA from continuing operations plus GAAP stock-based compensation and the same adjustments as listed above except for items (ii), (ix), (xi) and (xii).

Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted sales from continuing operations consist of GAAP sales adjusted for item (x) above.  Organic growth rates for adjusted EBITDA from continuing operations, adjusted income from continuing operations and adjusted diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted sales, adjusted income, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

In addition to the performance measures identified above, we believe that leverage ratio provides a meaningful measure of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments.  We calculate leverage ratio as total principal amount of debt outstanding less cash and cash equivalents divided by trailing 4 quarters adjusted EBITDA.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future sales, expenses, and profitability; our ability to execute our business strategy; projected capital expenditures; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions and actual events or results may differ materially from those stated or implied by these statements. In evaluating these statements and our prospects, you should carefully consider a number of factors, including, but not limited to, the following factors: our indebtedness, our inability to pay principal and interest on this outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Sales	$303,587	$305,088	$932,457	$911,978
Cost of sales	210,201	213,165	653,477	637,758
Gross profit	93,386	91,923	278,980	274,220
Operating expenses:
Selling, general and administrative expenses (SG&A)	32,935	34,091	101,034	107,300
Research, development and engineering costs (RD&E)	11,729	12,234	34,720	38,445
Other operating expenses (OOE)	2,241	4,139	8,239	12,615
Total operating expenses	46,905	50,464	143,993	158,360
Operating income	46,481	41,459	134,987	115,860
Interest expense	12,337	54,526	39,779	85,355
(Gain) loss on equity investments, net	(986)	(291)	666	(5,545)
Other (income) loss, net	(369)	1,684	(921)	257
Income (loss) from continuing operations before taxes	35,499	(14,460)	95,463	35,793
Provision for (benefit from) income taxes	4,913	(6,157)	15,289	7,956
Income (loss) from continuing operations	$30,586	$(8,303)	$80,174	$27,837

Discontinued operations:
Income from discontinued operations before taxes	—	195,874	5,316	188,251
Provision for income taxes	—	73,492	178	73,869
Income from discontinued operations	$—	$122,382	$5,138	$114,382

Net income	$30,586	$114,079	$85,312	$142,219

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.94	$(0.26)	$2.46	$0.87
Income from discontinued operations	$—	$3.80	$0.16	$3.57
Basic earnings per share	$0.94	$3.54	$2.62	$4.44

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.92	$(0.26)	$2.43	$0.86
Income from discontinued operations	$—	$3.80	$0.16	$3.52
Diluted earnings per share	$0.92	$3.54	$2.58	$4.38

Weighted average shares outstanding:
Basic	32,660	32,211	32,606	32,050
Diluted	33,068	32,211	33,019	32,451

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 27, 2019	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$14,719	$25,569
Accounts receivable, net	216,671	185,501
Inventories	197,977	190,076
Prepaid expenses and other current assets	23,704	15,104
Total current assets	453,071	416,250
Property, plant and equipment, net	230,683	231,269
Goodwill	825,318	832,338
Other intangible assets, net	774,744	812,338
Deferred income taxes	4,070	3,937
Operating lease assets	43,670	—
Other long-term assets	27,263	30,549
Total assets	$2,358,819	$2,326,681
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$37,500
Accounts payable	77,383	57,187
Income taxes payable	12,228	9,393
Accrued expenses and other current liabilities	61,827	60,490
Total current liabilities	188,938	164,570
Long-term debt	790,420	888,007
Deferred income taxes	199,966	203,910
Operating lease liabilities	38,724	—
Other long-term liabilities	12,193	9,701
Total liabilities	1,230,241	1,266,188
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	699,915	691,083
Treasury stock	(10,373)	(8,125)
Retained earnings	429,234	344,498
Accumulated other comprehensive income	9,769	33,004
Total stockholders’ equity	1,128,578	1,060,493
Total liabilities and stockholders’ equity	$2,358,819	$2,326,681

Condensed Consolidated Statements of Cash Flows - Unaudited(a)
(in thousands)

	Nine Months Ended
	September 27, 2019	September 28, 2018
Cash flows from operating activities:
Net income	$85,312	$142,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,397	68,447
Debt related charges included in interest expense	5,280	47,173
Stock-based compensation	6,894	7,684
Non-cash (gain) loss on equity investments	666	(1,043)
Other non-cash gains	(1,088)	(771)
Deferred income taxes	(1,086)	66,953
Gain on sale of discontinued operations	(4,974)	(194,734)
Changes in operating assets and liabilities:
Accounts receivable	(29,962)	(4,805)
Inventories	(8,567)	(19,688)
Prepaid expenses and other assets	(10,829)	5,155
Accounts payable	17,760	10,488
Accrued expenses and other liabilities	(8,988)	(14,904)
Income taxes payable	4,162	8,562
Net cash provided by operating activities	111,977	120,736
Cash flows from investing activities:
Acquisition of property, plant and equipment	(24,704)	(33,340)
Proceeds from sale of property, plant and equipment	5	1,366
Purchase of equity investments	(417)	(1,230)
Proceeds from sale of discontinued operations	4,734	582,359
Net cash (used in) provided by investing activities	(20,382)	549,155
Cash flows from financing activities:
Principal payments of long-term debt	(97,125)	(670,094)
Proceeds from senior secured revolving line of credit	20,000	—
Payments of senior secured revolving line of credit	(25,000)	—
Proceeds from the exercise of stock options	2,654	11,757
Payment of debt issuance and redemption costs	—	(31,991)
Tax withholdings related to net share settlements of restricted stock unit awards	(2,961)	(2,568)
Net cash used in financing activities	(102,432)	(692,896)
Effect of foreign currency exchange rates on cash and cash equivalents	(13)	1,790
Net decrease in cash and cash equivalents	(10,850)	(21,215)
Cash and cash equivalents, beginning of period	25,569	44,096
Cash and cash equivalents, end of period	$14,719	$22,881

(a) Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Income (Loss) from Continuing Operations and Diluted EPS Reconciliations
(in thousands except per share amounts)

	Three Months Ended
	September 27, 2019			September 28, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Income (loss) from continuing operations (GAAP)	$35,499	$30,586	$0.92	$(14,460)	$(8,303)	$(0.26)
Adjustments:
Amortization of intangibles(a)	9,782	7,750	0.23	9,896	7,830	0.24
Certain legal expenses (SG&A)(a)(b)	99	78	—	749	591	0.02
Strategic reorganization and alignment (OOE)(a)(c)	962	740	0.02	2,643	2,085	0.06
Manufacturing alignment to support growth (OOE)(a)(d)	515	366	0.01	877	657	0.02
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	137	108	—
Asset dispositions, severance and other (OOE)(a)(f)	764	604	0.02	482	412	0.01
Gain on equity investments, net(a)	(986)	(779)	(0.02)	(291)	(230)	(0.01)
Loss on extinguishment of debt(a)(g)	291	230	0.01	40,654	32,117	0.98
Tax adjustments(h)	—	—	—	—	(417)	(0.01)
Adjusted income from continuing operations (Non-GAAP)	$46,926	$39,575	$1.20	$40,687	$34,850	$1.06

Diluted weighted average shares for adjusted EPS(j)		33,068			32,899

	Nine Months Ended
	September 27, 2019			September 28, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Income from continuing operations (GAAP)	$95,463	$80,174	$2.43	$35,793	$27,837	$0.86
Adjustments:
Amortization of intangibles(a)	29,467	23,324	0.71	31,068	24,523	0.75
Certain legal expenses (SG&A)(a)(b)	2,175	1,718	0.05	1,546	1,221	0.04
Strategic reorganization and alignment (OOE)(a)(c)	4,352	3,377	0.10	8,424	6,662	0.20
Manufacturing alignment to support growth (OOE)(a)(d)	1,661	1,173	0.04	2,493	1,841	0.06
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	698	553	0.02
Asset dispositions, severance and other (OOE)(a)(f)	2,226	1,756	0.05	1,000	776	0.02
(Gain) loss on equity investments, net(a)	666	526	0.02	(5,545)	(4,381)	(0.13)
Loss on extinguishment of debt(a)(g)	1,265	999	0.03	42,128	33,281	1.02
LSA adjustments(a)(i)	—	—	—	(6,119)	(4,834)	(0.15)
Tax adjustments(h)	—	—	—	—	2,534	0.08
Adjusted income from continuing operations (Non-GAAP)	$137,275	$113,047	$3.42	$111,486	$90,013	$2.75

Diluted weighted average shares for adjusted EPS(j)		33,019			32,681

(a) The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment.  Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates in Mexico, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of net operating losses (“NOLs”).  Amortization of intangibles and other operating expense for 2018 were adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (h) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property.  Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages.  In the January 2019 retrial on damages, the jury awarded damages in the amount of $22.2 million.  To date, no gains have been recognized in connection with this litigation.  The second and third quarters of 2019 also include costs associated with a legal matter to which we are a non-party witness.

(c) Amounts include expenses related to implementing our strategy that is designed to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products, including focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  During 2019 and 2018, we incurred charges related to this strategy, which primarily consisted of severance costs and fees for professional services.

(d) Includes expenses related to several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e) During 2018, we incurred costs primarily related to the closure of our Clarence, NY facility.

(f) Amounts include expenses related to other initiatives not described above, which relate primarily to integration and operational initiatives to reduce costs and improve operational efficiencies.

(g) Represents debt extinguishment charges in connection with pre-payments made on our Term Loan B Facility, which are included in interest expense.

(h) The tax adjustment for 2018 represents the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs during 2018.  This adjustment makes our adjusted diluted EPS from continuing operations more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

(i) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.  These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.

(j) The diluted weighted average shares for adjusted EPS for the three and nine months ended September 28, 2018 includes potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2019	September 28, 2018	September 27, 2019	September 28, 2018
Income (loss) from continuing operations (GAAP)	$30,586	$(8,303)	$80,174	$27,837

Interest expense	12,337	54,526	39,779	85,355
Provision for (benefit from) income taxes	4,913	(6,157)	15,289	7,956
Depreciation	9,080	9,960	27,930	29,929
Amortization of intangibles (excluding OOE)	9,782	9,896	29,467	31,068
EBITDA from continuing operations (Non-GAAP)	66,698	59,922	192,639	182,145
Certain legal expenses	99	749	2,175	1,546
Stock-based compensation (excluding OOE)	1,392	2,087	6,778	7,265
Strategic reorganization and alignment	962	2,643	4,352	8,424
Manufacturing alignment to support growth	515	877	1,661	2,493
Consolidation and optimization expenses	—	137	—	698
Asset dispositions, severance and other	764	482	2,226	1,000
(Gain) loss on equity investments, net	(986)	(291)	666	(5,545)
LSA adjustments	—	—	—	(6,119)
Adjusted EBITDA from continuing operations (Non-GAAP)	$69,444	$66,606	$210,497	$191,907

Total Sales (GAAP)	$303,587	$305,088	$932,457	$911,978
LSA adjustments	—	—	—	(2,003)
Adjusted sales from continuing operations (Non-GAAP)	$303,587	$305,088	$932,457	$909,975

Adjusted EBITDA margin	22.9%	21.8%	22.6%	21.1%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of LSAs(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (3Q 2019 vs. 3Q 2018)
Medical Sales
Cardio & Vascular	(1.1)%	—%	0.4%	(0.7)%
Cardiac & Neuromodulation	(2.8)%	—	—	(2.8)%
Advanced Surgical, Orthopedics & Portable Medical	4.6%	—%	0.1%	4.7%
Total Medical Sales	(1.1)%	—%	0.2%	(0.9)%
Non-Medical Sales	13.8%	—	—	13.8%
Total Sales	(0.5)%	—%	0.2%	(0.3)%

YTD Change (9M 2019 vs. 9M 2018)
Medical Sales
Cardio & Vascular	3.6%	—%	0.5%	4.1%
Cardiac & Neuromodulation	1.0%	—	—	1.0%
Advanced Surgical, Orthopedics & Portable Medical	(2.9)%	2.0%	—%	(0.9)%
Total Medical Sales	1.9%	0.2%	0.2%	2.3%
Non-Medical Sales	10.6%	—	—	10.6%
Total Sales	2.2%	0.3%	0.2%	2.7%

(a) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.

(b) Third quarter and year-to-date 2019 GAAP sales were negatively impacted by $0.6 million and $2.2 million, respectively,  due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth(a)	Impact of Non-GAAP Adjustment(b)	Impact of Foreign Currency(c)	Non-GAAP Organic Growth
QTD Change (3Q 2019 vs. 3Q 2018)
EBITDA from continuing operations	11.3%	(7.0)%	(3.1)%	1.2%
Income from continuing operations	NM	13.6%	(5.1)%	8.5%
Diluted EPS from continuing operations	NM	13.2%	(5.0)%	8.2%

YTD Change (9M 2019 vs. 9M 2018)
EBITDA from continuing operations	5.8%	3.9%	(0.7)%	9.0%
Income from continuing operations	NM	25.6%	(1.4)%	24.2%
Diluted EPS from continuing operations	NM	24.4%	(1.7)%	22.7%

(a) EBITDA from continuing operations is a non-GAAP financial measure.  See Table B for a reconciliation to the most comparable GAAP measure.

(b) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(c) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other (income) loss, net in the consolidated statements of operations.

NM Calculated amount not meaningful.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)

	2019 Outlook	2018 Actual
Capital Expenditures	$50 - $55	$44
Depreciation and Amortization	$75 - $85	$82
Stock-Based Compensation	$10 - $12	$10
Other Operating Expense	$10 - $13	$16
Adjusted Effective Tax Rate	17.0% - 18.5%	18.5%
Cash Tax Payments	$25 - $30	$23

Integer Contact
Investor Relations
Tony Borowicz
tony.borowicz@integer.net
716.759.5809